Exhibit 99.1

Easton-Bell Sports, Inc. Reports Second Quarter 2010 Financial Results and Announces Earnings Call

Easton-Bell Sports Reports 8.3% Sales Increase and 36.0% Operating Income Increase for the Second Quarter 2010

VAN NUYS, Calif.--(BUSINESS WIRE)--August 11, 2010--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended July 3, 2010 on a conference call to be held on Wednesday, August 11, 2010, beginning at 2:00 p.m. Eastern Time.

Results for the Fiscal Quarter ended July 3, 2010

The Company had net sales of $202.8 million for the second quarter of fiscal 2010, an increase of 8.3% as compared to $187.3 million of net sales in the second quarter of fiscal 2009. The Company generated operating income of $20.1 million for the second quarter of fiscal 2010, an increase of 36.0% as compared to $14.8 million of operating income in the second quarter of fiscal 2009.

“Overall we are pleased with our results. The increase in second quarter sales at higher margins combined to increase our operating leverage and allowed us to fund investments in new product introductions,” said Paul Harrington, President and Chief Executive Officer. “With consumer spending still uncertain in the near to mid-term these investments will be critical to growing future market share.”

Team Sports net sales increased $8.4 million or 8.3% in the second quarter of fiscal 2010, as compared to the second quarter of fiscal 2009 due to increased sales of football, baseball and softball equipment, and NFL collectible football helmets, partially offset by lower sales of ice hockey skates.

Action Sports net sales increased $7.0 million or 8.1% in the second quarter of fiscal 2010, as compared to the second quarter of fiscal 2009 due to increased sales of cycling helmets, accessories and wheels and snowsports eyewear.

The Company’s gross margin for the second quarter of fiscal 2010 was 34.0%, as compared to 32.2% for the second quarter of fiscal 2009. The margin improvement related primarily to better sales mix, improved manufacturing efficiencies and gains in foreign currency exchange rates.

The Company’s operating expenses for both the second quarter of fiscal 2010 and fiscal 2009 were 22.5% of net sales. In the second quarter of fiscal 2010, the Company incurred higher variable expenses associated with the sales growth, research and development expenses to support future growth initiatives, and incentive compensation, partially offset by a benefit from foreign currency hedges, all as compared to the second quarter of fiscal 2009.

The Company’s Adjusted EBITDA was $27.7 million for the second quarter of fiscal 2010, an increase of $3.7 million or 15.3% as compared to $24.0 million of Adjusted EBITDA (exclusive of the $12.9 million equity cure) for the second quarter of fiscal 2009. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $378.0 million (total debt of $413.4 million less cash of $35.4 million) as of July 3, 2010, a decrease of $4.5 million compared to the net debt amount at January 2, 2010 of $382.5 million. Working capital as of July 3, 2010 was $222.3 million as compared to $211.2 million as of January 2, 2010. Inventories declined $7.3 million or 5.7% during the first half of fiscal 2010 while sales increased 6.6%. Overall inventories are of a higher quality which contributed to our margin improvement for the quarter and first half.

The Company had substantial borrowing capacity and liquidity as of July 3, 2010, with $125.9 million of additional borrowing ability under the revolving credit facility and liquidity of $161.3 million when including the $35.4 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell, and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	July 3, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,418	$33,318
Accounts receivable, net	228,752	208,903
Inventories, net	120,618	127,915
Prepaid expenses	4,389	7,922
Deferred taxes	12,607	12,607
Other current assets	11,671	10,705

Total current assets	413,455	401,370
Property, plant and equipment, net	48,397	46,368
Deferred financing fees, net	15,752	17,255
Intangible assets, net	284,225	290,812
Goodwill	206,819	203,541
Other assets	1,313	1,299

Total assets	$969,961	$960,645

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$67,417	$70,000
Current portion of capital lease obligations	22	22
Accounts payable	71,048	70,910
Accrued expenses	52,624	49,256

Total current liabilities	191,111	190,188
Long-term debt, less current portion	345,935	345,715
Capital lease obligations, less current portion	90	102
Deferred taxes	43,552	42,104
Other noncurrent liabilities	20,966	18,699

Total liabilities	601,654	596,808

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at July 3, 2010 and January 2, 2010	—	—
Additional paid-in capital	358,689	356,788
Retained earnings	12,358	7,275
Accumulated other comprehensive loss	(2,740)	(226)

Total stockholder’s equity	368,307	363,837

Total liabilities and stockholder’s equity	$969,961	$960,645

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended July 3, 2010.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net sales	$202,757	$187,295	$396,861	$372,146
Cost of sales	133,817	126,889	263,159	251,565
Gross profit	68,940	60,406	133,702	120,581
Selling, general and administrative expenses	45,577	42,270	95,287	89,165
Amortization of intangibles	3,251	3,351	6,586	6,703
Income from operations	20,112	14,785	31,829	24,713
Interest expense, net	11,162	7,726	22,674	16,053
Income before income taxes	8,950	7,059	9,155	8,660
Income tax expense	3,990	3,168	4,072	3,794
Net income	4,960	3,891	5,083	4,866
Other comprehensive income:
Foreign currency translation adjustment	(3,792)	2,828	(2,514)	1,970
Comprehensive income	$1,168	$6,719	$2,569	$6,836

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended July 3, 2010.

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the second fiscal quarter ended July 3, 2010 and the second fiscal quarter ended July 4, 2009.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the second fiscal quarters ended July 3, 2010 and July 4, 2009 are set forth below (amounts in thousands):

	2010	2009

Net income for the second fiscal quarter	$4,960	$3,891

Interest expense, net	11,162	7,726
Provision for taxes based on income	3,990	3,168
Depreciation expense	4,286	4,040
Amortization expense	3,251	3,351
Non-cash equity compensation expense	741	927
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	(657)	942
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$27,733	$24,045

(1)

Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee recruitment, relocation and severance and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=3213047. In addition, interested parties may listen directly to the call by dialing 1-866-788-0542 (within the United States and Canada) or 1-857-350-1680 (outside the United States and Canada). The pass code for the call is 30413165. A replay of the call will be available on August 12 through August 18, 2010 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 36072806.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803